Citibank Credit Card Issuance Trust
Final Term Sheet dated May 24, 2006
$2,000,000,000 Floating Rate Class 2006-A6 Notes of May 2010
(Legal Maturity Date May 2012)

The issuance trust proposes to issue and sell Class 2006-A6 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated April 21, 2006, as supplemented. The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2006-A1 Notes described in the prospectus supplement dated January 27, 2006 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$2,000,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	One-month LIBOR plus 0.01% per annum (for the initial interest period LIBOR will be interpolated between one-month and two-month LIBOR)
Expected Principal Payment Date:	May 24, 2010
Legal Maturity Date:	May 24, 2012
Expected Issuance Date:	June 1, 2006
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:	24th day of each month, beginning July 2006
Price to Public:	$2,000,000,000 (or 100.00%)
Underwriting Discount:	$4,000,000 (or 0.20%)
Proceeds to issuance trust:	$1,996,000,000 (or 99.80%)
Underwriters and allocations:	Citigroup, $400,000,000 Banc of America Securities LLC, $400,000,000 Barclays Capital, $400,000,000 Lehman Brothers, $400,000,000 Merrill Lynch & Co., $400,000,000
Underwriters' Concession:	0.15%
Reallowance Concession:	0.09%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of May 23, 2006, there were 66 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $61,355,249,918 consisting of:
	Class A notes Class B notes Class C notes	$53,890,249,918 $ 3,140,000,000 $ 4,325,000,000

In addition, the issuance trust expects to issue an additional $300,000,000 aggregate principal amount of 5.45% Class 2006-A4 Notes of May 2011 (Legal Maturity Date May 2013) and $250,000,000 aggregate principal amount of Floating Rate Class 2006-C3 Notes of June 2011 (Legal Maturity Date June 2013) on May 26, 2006.

As of May 23, 2006, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.01% per annum, consisting of:
	Class A notes Class B notes Class C notes	4.94% per annum 5.29% per annum 5.77% per annum
Master Trust Assets and Receivables:
The aggregate amount of credit card receivables in the master trust as of March 26, 2006 was $75,285,428,146.36, of which $74,329,754,925.56 were principal receivables and $955,673,220.80 were finance charge receivables.

Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on May 15, 2006. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by the Banks since January 2006 and can be found at www.citigroup.com/citigroup/citibankmastertrust/staticpool.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number of the issuance trust's registration statement is 333-131355. Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.